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                                                                   EXHIBIT 11.1

                          STATEMENT RE: COMPUTATION OF

                               PER SHARE EARNINGS


                                                            Years Ended December 31,
                                               ---------------------------------------------------
                                                   1997               1996                1995
                                               ---------------------------------------------------
Average shares outstanding                      40,879,000          40,879,000          36,008,000
Average common and common equivalent
 shares outstanding                             40,879,000          40,879,000          36,008,000
Net loss                                       $(2,506,000)        $(2,506,000)        $(4,867,000)
Preferred stock dividend                       $(1,725,000)        $(1,725,000)        $(1,725,000)
Computation of Earnings Per Share = Net
 Income/Average common equivalent shares       $(4,231,000)        $(4,231,000)        $(6,592,000)
                                                40,879,000          40,879,000          36,008,000
Loss Per Share                                      $(0.10)             $(0.10)             $(0.18)

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